mCig, Inc. Publishes May 2014 Presentation

BELLEVUE, WA--(GlobeNewswire – May 5, 2014) - mCig, Inc. (OTCQB: MCIG) has updated its investor presentation for the month of May 2014. This presentation also known as an “Investor Deck” summarizes the most recent developments and performance metrics to existing investors, potential investors, and potential joint venture partners and brand ambassadors.

The presentation can be found in the mCig website Investor Section Presentation Tab or directly here:

http://www.mcig.org/investors/presentations/

About mCig, Inc.

mCig, Inc. (OTCQB: MCIG) is a technology company focused on two long-term secular trends sweeping the globe: (1) The decriminalization and legalization of marijuana for medicinal or recreational purposes (2) The adoption of electronic vaporizing cigarettes (commonly known as “eCigs”) by the world’s 1.2 Billion smokers. The company manufactures and retails the mCig – the world’s most affordable vaporizer priced at only $10. Designed in the USA – the mCig provides a superior smoking experience by heating plant material, waxes, and oils delivering a smoother inhalation experience.  The company also owns Vapolution, Inc. which manufactures and retails home-use vaporizers such as the Vapolution 2.0. Through its wholly owned subsidiary, VitaCig, Inc. the company manufactures and retails the VitaCig, a $2 nicotine-free eCig that delivers a water-vapor mixed with vitamins and organic flavors. Through its wholly owned subsidiary, LiqCig, Inc. the company is engaged in the development of the world’s first pre-packaged alcoholic eCig. See more at: http://www.mCig.org/, www.Vapolution.com, www.VitaCig.org

The Company believes that a well regulated marijuana industry is emerging as more states follow the lead of Washington and Colorado in legalizing marijuana. A similar trend is developing within the eCig industry following the first acquisition of an electronic cigarette brand (Blucigs) by a traditional tobacco company Lorillard Inc. for $135 million followed by another acquisition in February 2014 by Altria Group Inc. of Green Smoke for $150 million. Wells Fargo analyst Bonnie Herzog estimates that eCig sales may rise from $1 Billion in 2013 to $10 billion over the next three years.

mCig, Inc. (OTCQB: MCIG) has positioned itself as a first mover at the intersection of these two trends and hopes to create shareholder value by making the mCig one of the leading choices for electronic consumption of plant material. - See more at: http://www.mcig.org/investors/investor-opportunity-subpage/

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.

Contact:

Paul Rosenberg
CEO
(425)462-4219